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                                                                     EXHIBIT 7.5


                                IRREVOCABLE PROXY

         I, ______________________________________________, as holder of
_____________ shares of Class B Common Stock, par value $.01 per share, of popmail.com, inc. (the "PM Shares"), which shares may be converted into shares of Series B Convertible Preferred Stock (the "Preferred Shares") of Cafe Odyssey, Inc., a Minnesota corporation (the "Company"), pursuant to the merger (the "Merger") of popmail.com, inc. with a wholly owned subsidiary of the Company pursuant to a merger agreement to be entered into among popmail.com, inc., the Company and such subsidiary, among others (the "Merger Agreement"), and which shares of Preferred Stock may be converted into shares of common stock of the Company (such shares of common stock, together with the Preferred Shares and the PM Shares, collectively, the "Shares"), hereby revoke any and all previously executed proxies and appoint The Marcos A. and Sonya Nance Rodriguez Children's Trust No. 2, acting through its trustee or trustees, as my proxy to attend shareholders' meetings on my behalf, vote the Shares, execute consents in respect of the Shares, and otherwise act for me with respect to the Shares in the same manner and with the same effect as if I were personally present. This proxy shall remain in effect indefinitely; provided, however, that if the Merger shall be consummated this proxy shall terminate and be of no further force or effect on the next day after the one year anniversary of the Effective Time (as defined in the Merger Agreement) (such period during which this proxy remains effective being referred to herein as the "Term").

         THIS PROXY IS IRREVOCABLE DURING THE TERM AND COUPLED WITH AN INTEREST.

         I authorize my proxy to substitute any other person to act under this proxy, to revoke any substitution, and to file this proxy and any substitution or revocation with the corporation with respect to whose shares this proxy then relates.


Dated:                  , 1999               ----------------------------------
       -----------------                     [Signature]


                                             ----------------------------------
                                             [Printed Name]


STATE OF TEXAS                  )
                                )
COUNTY OF _________________     )


         SUBSCRIBED AND SWORN TO BEFORE ME by the said _________________________

_____________________________________________________ on this _____ day of

_______________________, 1999.



                                             ----------------------------------
                                             Notary Public in and for the State
                                             of Texas

My Commission Expires:


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